SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Alberto-Culver Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ALBERTO-CULVER COMPANY

Melrose Park, Illinois

December 14, 2005

TO THE STOCKHOLDERS:

The annual meeting of stockholders will be held at the principal office of the Company in Melrose Park, Illinois, on Thursday, January 26, 2006, at 10:00 a.m.

You are cordially invited to attend this meeting in person. The principal business at the meeting will be to elect four directors.

At your earliest convenience, please sign and return the enclosed proxy card to assure that your shares will be represented at the meeting.

Sincerely,

/s/    Carol L. Bernick

Carol L. Bernick

    Chairman

NOTICE OF MEETING

The annual meeting of stockholders of Alberto-Culver Company (the “Company”) will be held on Thursday, January 26, 2006, at 10:00 a.m. Chicago time, at the principal office of the Company, 2525 Armitage Avenue, Melrose Park, Illinois 60160 for the following purposes:

1.	To elect four directors.

2.	To transact such other business as may properly come before the meeting.

The board of directors has fixed the close of business on December 1, 2005 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting.

/s/    Gary P. Schmidt

Gary P. Schmidt

    Secretary

December 14, 2005

ALBERTO-CULVER COMPANY	PROXY STATEMENT

2525 Armitage Avenue	December 14, 2005

Melrose Park, Illinois 60160

Solicitation of Proxies

The board of directors of Alberto-Culver Company (the “Company”) solicits your proxy for use at the annual meeting of stockholders to be held on January 26, 2006 and at any adjournment thereof.

On December 1, 2005, the record date for the meeting, the Company had 92,071,076 shares of Common Stock outstanding. This Proxy Statement and form of proxy are being mailed to stockholders on or about December 14, 2005.

Each holder of record at the close of business on the record date is entitled to one vote for each share of Common Stock then held. Any person submitting a proxy has the right to revoke it at any time before it is voted, in person at the meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

The election of directors is decided by a plurality of the votes cast by holders of all shares entitled to vote in the election. Accordingly, withheld votes and broker non-votes will not affect the outcome of the election of directors.

Election of Directors

Unless otherwise instructed, proxies will be voted for the election as directors of the four persons listed as nominees for a term of three years. All of the nominees are currently serving as directors. Should any of the nominees become unable to accept nomination or election (which the Company does not expect), it is the intention of the persons named in the enclosed proxy to vote for a substitute in each case or the board of directors may make an appropriate reduction in the number of directors to be elected.

Nominees for Terms Expiring at the Annual Meeting in 2009 (Class III)

Carol L. Bernick, age 53, was elected Chairman of the Company on October 1, 2004 and has served as a director of the Company since 1984. She served as President of Alberto-Culver USA, Inc., a wholly-owned subsidiary of the Company, from 1994 to October 1, 2004; as Vice Chairman of the Company from 1998 to October 1, 2004; as President of Alberto-Culver Consumer Products Worldwide, a division of the Company, from June 2002 to October 1, 2004; as Assistant Secretary of the Company from 1990 to October 1, 2004; and as President of Alberto-Culver North America, formerly a division of the Company, from 1998 to June 2002. Mrs. Bernick is the wife of Howard B. Bernick and the daughter of Leonard H. Lavin.

Governor Jim Edgar, age 59, has served as a director of the Company since October 2002 and as a Distinguished Fellow at the University of Illinois’ Institute of Government and Public Affairs where he is a teacher and lecturer since 1999. Governor Edgar served as the Governor of Illinois from 1991 through 1999. Governor Edgar is also a director of Horizon Group Properties, Inc., Kemper Insurance Companies, Scudder Mutual Funds, John B. Sanfilippo & Son, Inc. and Youbet.com, Inc. Governor Edgar is a member of the Economic Club of Chicago and the Commercial Club. He is also a member of the Board of the Chicago Council on Foreign Relations.

Leonard H. Lavin, age 86, the founder of the Company, was elected Chairman Emeritus of the Company on October 1, 2004. He has served as a director since 1955 and Chairman of the Company from 1955 to October 1, 2004. Mr. Lavin is the father of Carol L. Bernick and the father-in-law of Howard B. Bernick.

Robert H. Rock, D.B.A., age 55, has served as a director of the Company since 1995 and as the President of MLR Holdings, LLC, an investment company with holdings in publishing and information businesses, for more than the past five years. Mr. Rock has also served as Chairman of Metroweek Corporation, a publisher of weekly newspapers and specialty publications, for more than the past five years. Mr. Rock is also a director of Quaker Chemical Corporation, Advanta Corp. and Penn Mutual Life Insurance Company.

The board of directors recommends that the stockholders vote FOR the election of each of these nominees for director.

Directors Whose Terms Expire at the Annual Meeting in 2007 (Class I)

A. G. Atwater, Jr., age 62, has served as a director of the Company since 1995. In June 2002, Mr. Atwater retired as President and Chief Executive Officer of Amurol Confections, a specialty confections manufacturer and a wholly-owned associated company of the Wm. Wrigley Jr. Company, in which position he served for more than the previous five years.

William W. Wirtz, age 76, has served as a director of the Company since 1978 and as President and a director of Wirtz Corporation, a diversified operations and investment company, for more than the past five years.

John A. Miller, age 52, has served as a director of the Company since July 2002 and as the President and Chief Executive Officer of North American Corporation of Illinois, a multi-divisional company specializing in industrial paper products, packaging, printing and other commercial consumables, for more than the past five years. Mr. Miller is also a director of Atlantic Premium Brands, Ltd. and Laureate Education, Inc.

James G. Brocksmith, Jr., age 64, has served as a director of the Company since October 2002 and as an independent business consultant for more than the past five years. From 1990 to 1996, Mr. Brocksmith was the Deputy Chairman and Chief Operating Officer for the U.S. Operations of KPMG Peat Marwick LLP, a predecessor of KPMG LLP. Mr. Brocksmith is also a director of AAR Corp., Nationwide Financial Services, Inc. and Sempra Energy.

Directors Whose Terms Expire at the Annual Meeting in 2008 (Class II)

Howard B. Bernick, age 53, has served as a director of the Company since 1986, as President of the Company since 1988 and as Chief Executive Officer of the Company since 1994. Mr. Bernick is also a director of the Wm. Wrigley Jr. Company. Mr. Bernick is the husband of Carol L. Bernick and the son-in-law of Leonard H. Lavin.

King Harris, age 62, has served as a director of the Company since July 2002 and as the Chairman of Harris Holdings, Inc., a private investment firm, since 2000. From 1987 through 2000, he served as the President and Chief Executive Officer of Pittway Corporation (now the Automation and Control Products Business of Honeywell International). Mr. Harris is the Chairman of the Board of AptarGroup, Inc.

Sam J. Susser, age 66, has served as a director of the Company since January 2001 and as Chairman of the Board of SSP Partners, an operator of convenience stores under the brand name “Circle K,” since 1995.

No person who has attained 69 years of age shall be eligible for election or reelection as a director of the Company, provided this does not apply to any director who was first elected prior to 1995.

Security Ownership of Management and Certain Beneficial Owners

The table below contains information as of November 11, 2005, except as otherwise indicated, concerning the number of shares of Common Stock beneficially owned by each director, each person named in the Summary Compensation Table (“named executive officers”), each person who is known to own 5% or more of the Company’s outstanding shares of Common Stock and by all directors and executive officers as a group. Except as specified below, the business address of the persons listed is the Company’s headquarters, 2525 Armitage Avenue, Melrose Park, Illinois 60160.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class
A.G. Atwater, Jr.	21,380	(2)	(3)
Carol L. Bernick	4,831,555	(4)	5.23%
Howard B. Bernick	1,349,321	(5)	1.46%
James G. Brocksmith, Jr.	9,374	(6)	(3)
Jim Edgar	9,374	(6)	(3)
King Harris	18,749	(7)	(3)
Leonard H. Lavin	7,771,211	(8)	8.44%
John A. Miller	17,999	(7)	(3)
Robert H. Rock	8,646	(9)	(3)
Sam J. Susser	19,911	(10)	(3)
William W. Wirtz	901,124	(11)	(3)
William J. Cernugel	127,727	(12)	(3)
V. James Marino	100,218	(13)	(3)
Michael H. Renzulli	757,400	(14)	(3)
Neuberger Berman, LLC	6,650,154	(15)	7.22%
All Directors and Executive Officers as a Group (17 persons, including the above)	16,151,361	(16)	17.28%

(1)	Such ownership is direct, with sole voting and investment power, except as indicated in subsequent footnotes. Unless otherwise specifically provided, each person disclaims beneficial ownership of any shares indicated as owned indirectly (i.e., as trustee or co-trustee of a trust or as an officer of a foundation).

(2)	Includes 5,624 shares subject to stock options exercisable currently or within 60 days.

(3)	Less than 1.0% of the outstanding shares.

(4)

Includes 244,750 shares subject to employee stock options exercisable currently or within 60 days. Also includes 1,357,331 shares held as trustee of a trust for the benefit of Mrs. Bernick’s sister; 609,859 shares held as co-trustee of a trust for the benefit of herself and her children; 2,131,978 shares held as trustee or co-trustee of trusts for the benefit of Mrs. Bernick; 320,040 shares held as trustee of trusts for the benefit of certain of Mrs. Bernick’s relatives; 150,300 shares held as co-trustee of a trust for the benefit of Mrs. Bernick for which she shares voting and investment power with Bernice E. Lavin; 4,386 shares held as general partner of a partnership, in her capacity as trustee of a trust for her benefit, for which she shares voting power with Mr. Lavin and Mrs.

Lavin; and 12,911 shares held as a participant in the Alberto-Culver Company Employees’ Profit Sharing Plan (the “Profit Sharing Plan”). Does not include 139,100 shares held by the Bernick Family Foundation of which Mrs. Bernick is a director and the President; 3,379,072 shares held as co-trustee of a trust with Mr. and Mrs. Lavin for the benefit of Mrs. Lavin; 3,379,072 shares held as co-trustee of a trust with Mr. and Mrs. Lavin for the benefit of Mr. Lavin; and 1,013,067 shares owned by the Lavin Family Foundation of which Mrs. Bernick is a director and an officer. In addition, does not include shares reported as owned by Mr. Bernick or Mr. Lavin.

(5)	Includes 572,375 shares subject to employee stock options exercisable currently or within 60 days. Also includes 17,864 shares held as a participant in the Profit Sharing Plan; 27,750 shares held as co-trustee of a trust for the benefit of certain of Mr. and Mrs. Bernick’s family members, for which Mr. Bernick shares voting and investment power; and 139,100 shares held by the Bernick Family Foundation of which Mr. Bernick is a director and an officer and shares voting and investment power with Mrs. Bernick. Does not include shares reported as owned by Mrs. Bernick or Mr. Lavin.

(6)	Includes 9,374 shares subject to stock options exercisable currently or within 60 days.

(7)	Includes 11,249 shares subject to stock options exercisable currently or within 60 days.

(8)	Includes 1,013,067 shares owned by the Lavin Family Foundation of which Mr. Lavin is a director and the President and shares voting and investment power with Mrs. Lavin and Mrs. Bernick; 3,379,072 shares held as co-trustee of a trust with Mrs. Lavin and Mrs. Bernick for the benefit of Mrs. Lavin, for which Mr. Lavin shares voting power with respect to all of these shares with Mrs. Lavin and Mrs. Bernick, shares investment power with respect to 500,000 of these shares with Mrs. Lavin and Mrs. Bernick and has no investment power with respect to 2,879,072 of these shares; and 3,379,072 shares held as co-trustee of a trust with Mrs. Lavin and Mrs. Bernick for the benefit of Mr. Lavin, for which Mr. Lavin shares voting power with respect to all of these shares with Mrs. Lavin and Mrs. Bernick, shares investment power with respect to 500,000 of these shares with Mrs. Lavin and Mrs. Bernick and has no investment power with respect to 2,879,072 of these shares. Does not include 4,386 shares held as limited partner of a partnership, in his capacity as co-trustee of a trust for his benefit. In addition, does not include shares reported as owned by Mr. Bernick or Mrs. Bernick.

(9)	Includes 5,624 shares subject to stock options exercisable currently or within 60 days and 1,050 shares held jointly with Mr. Rock’s wife.

(10)	Includes 16,874 shares subject to options exercisable currently or within 60 days.

(11)	Includes 2,812 shares subject to options exercisable currently or within 60 days and 873,000 shares owned by Wirtz Corporation, of which Mr. Wirtz is President and a director.

(12)	Includes 49,125 shares subject to employee stock options exercisable currently or within 60 days; 1,323 shares issued under the Company’s Restricted Stock Plan (“Restricted Stock”) that have not vested; and 23,504 shares held as a participant in the Profit Sharing Plan.

(13)	Includes 62,875 shares subject to employee stock options exercisable currently or within 60 days; 900 shares held jointly with Mr. Marino’s wife; and 4,500 shares of Restricted Stock that have not vested.

(14)	Includes 245,375 shares subject to employee stock options exercisable currently or within 60 days; 473,313 shares held as managing general partner of a family limited partnership; and 35,484 shares held as a participant in the Profit Sharing Plan.

(15)	This information is based on a Form 13F filed by Neuberger Berman, LLC (“NB”) and reflects NB’s holdings as of September 30, 2005. NB’s address is 605 Third Avenue, New York, NY 10158-0180.

(16)	Includes 1,380,780 shares subject to stock options exercisable currently or within 60 days; 96,080 shares held as participants in the Profit Sharing Plan; and 12,464 shares held as participants in the Alberto-Culver 401(k) Savings Plan. Such persons have shared voting power as to 8,105,991 shares and shared investment power as to 2,347,847 shares. In addition, includes 12,761 shares of Restricted Stock that have not vested. Holders of Restricted Stock have sole voting rights but no dispositive rights with respect to those shares that have not vested.

Meetings and Committees of the Board of Directors

The board of directors of the Company held nine meetings during fiscal year 2005. No director attended fewer than three-fourths of the aggregate number of meetings of the board of directors and of the committees of the board of directors on which he or she served during the fiscal year. Board members are expected to attend the annual meeting of stockholders. At the last annual meeting, 10 of 11 directors attended. There are four standing committees of the board of directors.

The audit committee, which is composed of James G. Brocksmith, Jr., Chairman, A. G. Atwater, Jr., King Harris, John A. Miller and Sam J. Susser, all of whom are independent for purposes of the New York Stock Exchange’s listing standards and the Securities Exchange Act of 1934, held ten meetings during fiscal year 2005. The board of directors has determined that each of Messrs. Brocksmith and Susser qualifies as an Audit Committee Financial Expert, as such term is defined by the Securities and Exchange Commission. In addition, the board of directors has determined that the simultaneous service by Mr. Brocksmith on the audit committee of more than three public companies does not impair his ability to effectively serve on the Company’s audit committee. The audit committee assists the board of directors in fulfilling its oversight responsibilities for (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditors. The board of directors has adopted a written charter for the audit committee, a current copy of which is available on the Company’s website at www.alberto.com.

The executive committee, which is composed of Carol L. Bernick, Chairman, Howard B. Bernick, King Harris, John A. Miller, and Sam J. Susser, held no meetings during fiscal year 2005. The executive committee has many of the powers of the board of directors and can act when the board of directors is not in session.

The compensation and leadership development committee, which is composed of Robert H. Rock, Chairman, A. G. Atwater, Jr., James G. Brocksmith, Jr., Jim Edgar, and Sam J. Susser, all of whom are independent for purposes of the New York Stock Exchange listing standards, held seven meetings during fiscal year 2005. The compensation and leadership development committee, among other things, (i) reviews and approves corporate goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives, (ii) determines and approves the CEO’s compensation level based on this evaluation, (iii) approves compensation of other executive officers, (iv) reviews and recommends to the Board equity based incentive compensation plans in which executive officers participate, (v) prepares the compensation and leadership development committee report on executive compensation required to be included in the Company’s annual proxy statement, and (vi) assures management development and succession planning. The board of directors has adopted a written charter for the compensation and leadership development committee, a current copy of which is available on the Company’s website at www.alberto.com.

The nominating/governance committee, which is composed of Jim Edgar, Chairman, King Harris, Robert H. Rock, and John A. Miller, all of whom are independent for purposes of the New York Stock Exchange’s listing standards, held four meetings during fiscal year 2005. The function of the nominating/governance committee is to, among other things, (i) identify and recommend to the board of directors, individuals qualified to be directors of the Company, consistent with criteria approved by the board of directors, for either appointment to the board or to stand for election at a meeting of stockholders, (ii) develop and recommend to the board of directors corporate governance guidelines for the Company, and (iii) oversee the evaluation of the board of directors and management. The board of directors has adopted a written charter for the nominating/governance committee, a current copy of which is available on the Company’s website at www.alberto.com.

Nominations of Directors

The nominating/governance committee identifies individuals the committee believes are qualified to become board members. The committee will consider recommendations for director nominees from a wide variety of sources, including other members of the board, management, stockholders and, if deemed appropriate, from professional search firms. The committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934 and the listing standards of the New York Stock Exchange. In addition, the committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including such candidate’s judgment, skills, integrity, and business and other experience.

In order to be recommended by the nominating/governance committee, the candidate for director must, at a minimum, have integrity, be committed to act in the best interest of all shareholders, and be able and willing to devote the required amount of time to the Company’s affairs, including attendance at board of director meetings. In addition, the candidate cannot jeopardize the independence of a majority of the board of directors.

The candidate should preferably also have the following qualifications: business experience, demonstrated leadership skills, experience on other boards and skill sets which add to the value of the Company’s businesses.

Stockholders may submit recommendations for nominations for election to the board of directors. The nominating/governance committee will consider director candidates recommended by stockholders. To make a recommendation, a shareholder must send the recommendation to the Company’s Secretary at the Company’s headquarters. The recommendation must be received between May 1 and July 1 immediately preceding the annual meeting and must include (i) the name and address of the stockholder making the recommendation along with evidence of his or her ownership of Common Stock, including the number of shares and period of ownership, (ii) the name, age, business and residence address of the director candidate and a listing of the candidate’s qualifications, including education and principal occupation or employment, (iii) the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement and (iv) a brief explanation of why the shareholder feels the candidate is suitable for consideration. The nominating/governance committee will evaluate shareholder-recommended director candidates in the same manner as it evaluates director candidates identified by other approved means.

Nominations of directors by stockholders at the annual meeting are subject to the notice requirements described under “Other Business” below.

Communication with the Board of Directors

The board of directors has a process for security holders to send communications directly to the board of directors of the Company. In order to do so, security holders can mail any communications directly to the attention of the Presiding Director at the Company’s headquarters in Melrose Park, Illinois. The Presiding Director shall determine what, if any, actions need be taken with respect to each communication including discussing such matters with only the non-management directors, a specific committee or the full board. Currently, the Presiding Director is Mr. Harris. A new Presiding Director is appointed automatically each meeting in alphabetical order among all non-management directors, and such person acts as chairman during board meetings in which employee directors are not present.

Governance

The Company has adopted a code of ethics that applies to the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Company will provide copies of such code of ethics to any person, without charge, upon written request to the Vice President, Corporate Development and Investor Relations.

The Company has adopted (a) Governance Guidelines, (b) a Code of Business Conduct and Ethics that apply to directors, officers and employees and (c) Charters for the audit, compensation and leadership development, and nominating/governance committees of the Board of Directors. Copies of these documents are available on the Company’s website at www.alberto.com and are available in print to any person, without charge, upon written request to the Vice President, Corporate Development and Investor Relations.

Director Independence

It is the Company’s policy that a majority of directors meet the criteria for independence established by the New York Stock Exchange. To assist in making the determination of independence, the board of directors adopted the following categorical independence standards, which state a director will not be independent if:

The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(A) The director, or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payment to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues.

The director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that is indebted to the Company, or to which the Company is indebted, in an amount that exceeds the greater of $1.0 million or 2% of the total consolidated assets of either the Company or such other company is not independent until three years after falling below such threshold.

The board of directors has affirmatively determined that Messrs. Atwater, Brocksmith, Edgar, Harris, Miller, Rock, Susser and Wirtz are independent, in accordance with these categorical standards, since none of these directors have any material relationships with the Company.

Executive Compensation

The table below summarizes certain information with respect to compensation paid by the Company or its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the past three fiscal years.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
					Awards		Payouts (4)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation (1) ($)	Restricted Stock Awards ($)	Securities Underlying Options (2) (#)	LTIP Payouts (3) ($)	All other Compensation ($)
Carol L. Bernick	2005	650,000	657,000	147,240	0	79,000	0	354,919	(4)
Chairman	2004	1,000,000	1,256,000	123,779	0	90,000	640,000	374,807
	2003	962,500	1,116,000	110,777	0	105,000	960,000	22,500

Howard B. Bernick,	2005	1,550,000	1,412,000	106,808	0	182,000	0	674,955	(4)
President and Chief	2004	1,550,000	2,001,000	94,131	0	201,000	1,450,000	619,561
Executive Officer	2003	1,525,000	1,897,000	115,560	0	232,500	2,175,000	22,500

William J. Cernugel	2005	386,250	274,000	0	0	22,500	0	141,941	(5)
Senior Vice President and	2004	371,250	407,000	0	0	24,750	180,000	123,443
Chief Financial Officer	2003	352,500	347,000	0	0	28,500	255,000	25,315

V. James Marino	2005	475,000	650,000	0	0	43,000	0	184,901	(6)
President, Alberto-Culver	2004	357,750	550,000	0	0	33,000	140,000	134,971
Consumer Products World-wide	2003	340,000	425,000	0	0	37,500	150,000	20,553

Michael H. Renzulli	2005	883,333	275,000	0	0	81,500	0	376,796	(7)
Chairman, Sally	2004	1,000,000	1,053,000	0	0	90,000	660,000	346,620
Beauty Company, Inc.	2003	983,750	898,000	0	0	105,000	990,000	30,240

(1)	In 2005 for Mrs. Bernick and Mr. Bernick, the amount includes $132,240 and $106,808, respectively, for the personal use of the Company’s airplane. In 2004 for Mrs. Bernick and Mr. Bernick, the amount includes $117,356 and $87,708, respectively, for the personal use of the Company’s airplane. In 2003 for Mrs. Bernick and Mr. Bernick, the amount includes $106,277 and 111,060, respectively, for the personal use of the Company’s airplane.

(2)	The number of securities underlying the options granted has been adjusted to reflect the 50% stock dividend paid on February 20, 2004.

(3)

Represents long-term incentive plan payments under the 1994 Shareholder Value Incentive Plan (the “SVIP”). For the three-year performance period ended September 30, 2005, the total shareholder return on the Company’s Common Stock (the “Company’s TSR”) was 37.01% placing it in the 31.7th percentile of the Standard & Poor’s 500 Index with no corresponding payout per unit. For the three-year performance period ended September 30, 2004, the Company’s TSR was 104.07% placing it in the 87th percentile of the Standard & Poor’s 500 Index with a corresponding payout per unit of $2,000 under the SVIP. For the three-year performance period ended September 30, 2003, the Company’s TSR was 136.95% placing it in the 97th percentile of the Standard & Poor’s 500 Index with a corresponding payout per unit of $3,000 under the SVIP.

(4)	For Mrs. and Mr. Bernick, the amount for each includes $4,140 of imputed income from life insurance; a Company contribution to the Profit Sharing Plan of $14,816; and $5,219 of matching contributions to the Alberto-Culver 401(k) Savings Plan. In addition, the amount includes $330,744 for Mrs. Bernick and $650,780 for Mr. Bernick pursuant to the Executive Deferred Compensation Plan.

(5)	The amount includes $7,649 of imputed income from life insurance; a Company contribution to the Profit Sharing Plan of $14,816; $5,219 of matching contributions to the Alberto-Culver 401(k) Savings Plan; and $114,257 pursuant to the Executive Deferred Compensation Plan.

(6)	The amount includes $5,521 of imputed income from life insurance; a Company contribution to the Profit Sharing Plan of $14,816; $5,219 of matching contributions to the Alberto-Culver 401(k) Savings Plan; and $159,345 pursuant to the Executive Deferred Compensation Plan.

(7)	The amount includes $20,116 of imputed income from life insurance; a Company contribution to the Profit Sharing Plan of $14,816; $5,219 of matching contributions to the Alberto-Culver 401(k) Savings Plan; and $336,645 pursuant to the Executive Deferred Compensation Plan.

Director Compensation

Each non-employee director receives an annual retainer of $40,000. Non-employee directors receive $1,500 for each meeting of the board of directors and each meeting of the audit committee, compensation and leadership development committee and nominating/governance committee attended and $750 for each such committee conference call meeting attended. The chairman of each of the audit committee, compensation and leadership development committee and nominating/governance committee receives an additional annual retainer of $7,500. Employee directors receive no additional compensation for serving on the board of directors or its committees.

In addition, each non-employee director participates in the 2003 Stock Option Plan For Non-Employee Directors (the “2003 Director Plan”). Under the 2003 Director Plan, each non-employee director receives an automatic grant of a non-qualified option (i) upon his or her initial election to the board of directors (“Initial Grant”) and (ii) as of the day of each regularly scheduled annual meeting of the stockholders of the Company (“Subsequent Grant”). Pursuant to the terms of the 2003 Director Plan, the Initial Grant is for an option to purchase 7,500 shares of Common Stock and each Subsequent Grant is for an option to purchase 3,750 shares of Common Stock. The exercise price of options granted under the 2003 Director Plan is the fair market value of a share of Common Stock on the date options are granted. Options are granted for a ten-year term and become exercisable in four equal annual installments commencing one year after the date of grant. If the director leaves the board of directors for any reason other than death, disability, retirement or a change-in-control, the option shall terminate upon such termination. If the director dies, the options shall terminate one year following his death, but may only be exercised to the extent such option could be exercised on the date of death. Subject to the following sentence, if the director resigns due to retirement or disability, the options shall terminate one year following such event, but may only be exercised to the extent such option could be exercised on the date of retirement or disability, as the case may be. For options granted on or after January 27, 2005, if the director resigns due to retirement or disability, the options shall terminate one year following such resignation, but may only be exercised to the extent such options could be exercised as of the last day of the month of such resignation. No director who has received an Initial Grant shall be entitled to receive a Subsequent Grant in the same fiscal year. Outstanding options still exist under the 1994 Stock Option Plan For Non-Employee Directors (the “1994 Director Plan”). No more options may be granted under the 1994 Director Plan without the approval of stockholders.

Non-employee directors also participate in the Deferred Compensation Plan for Non-Employee Directors (the “DCP”). Under the DCP, each non-employee director may elect to defer his or her annual retainer and meeting fees (“Director Fees”), receive shares of Common Stock on a quarterly basis equal to the Director Fees payable during such period or receive cash payable under the regular payment system. With respect to deferrals, non-employee directors may defer their Director Fees in unfunded Company accounts which are equivalent to a Company Common Stock fund or other investment funds. In addition, non-employee directors can request that the Company give up to $10,000 each year to a charity of their choice.

On December 6, 2004, the Company entered into an employment agreement with Mr. Lavin, which agreement was amended on April 27, 2005 (as amended, the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Lavin will be paid an annual salary of $1.00. As an employee, Mr. Lavin is entitled to elect health, dental, life and short-term disability insurance, has an office and secretary and will be paid for his outstanding fiscal year 2003 and 2004 SVIP units at the time such payouts, if any, are made. He will have access to the corporate airplane during times that it is not being used for business and will not be required to reimburse the Company for such use. Mr. Lavin is entitled to receive a full-time security person at no expense and shall be reimbursed for all approved, reasonable business expenses. In addition, the Company and Mr. Lavin agreed to cancel his Severance Agreement dated December 4, 1996, as amended. Furthermore, Mr. Lavin received a lump sum payment on December 8, 2004 of $4.0 million, less applicable withholding taxes, under his Key Executive Deferred Compensation Agreement dated January 30, 1987. This lump sum payment was fully accrued by the Company in prior years. The Employment Agreement was effective as of October 1, 2004 and expires five years thereafter, unless renewed by the mutual agreement of the parties. In fiscal 2005, Mr. Lavin’s personal use of the Company’s airplane totaled $148,813, calculated based on the incremental cost to the Company of such use. The applicable Standard Industry Fare Level value of those flights was added to Mr. Lavin’s earnings for income tax purposes.

Between October 1, 2004 and November 15, 2005, Bernice E. Lavin, the wife of Mr. Lavin, received $731,225, less applicable withholding taxes, under her Key Executive Deferred Compensation Agreement dated January 30, 1987. In addition, in October 2004, she received a payment of $500,000 under the SVIP. Under her Key Executive Deferred Compensation Agreement, she was entitled to receive, as a final lump sum payment, the amount of $1,131,269, less applicable withholding taxes, upon reaching her 80th birthday in November 2005. This balance, net of applicable withholding taxes which the Company paid on November 30, 2005, is currently being paid to Mrs. Lavin in the amount of $25,667 semimonthly.

Stock Option Grants

The table below sets forth certain information with respect to options granted to the named executive officers during the fiscal year ended September 30, 2005. All of these options were granted on October 1, 2004, except for Carol Bernick, whose options were granted on October 27, 2004.

OPTION GRANTS IN LAST FISCAL YEAR
INDIVIDUAL GRANTS
Name	Number of Securities Underlying Options Granted (1) (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5% ($)	10% ($)
Carol L. Bernick	79,000	5.3%	$42.46	10/26/2014	$2,109,526	$5,345,954
Howard B. Bernick	182,000	12.2%	$43.83	9/30/2014	$5,016,730	$12,713,379
William J. Cernugel	22,500	1.5%	$43.83	9/30/2014	$620,200	$1,571,709
V. James Marino	43,000	2.9%	$43.83	9/30/2014	$1,185,271	$3,003,710
Michael H. Renzulli	81,500	5.5%	$43.83	9/30/2014	$2,246,503	$5,693,079

(1)

Options are non-qualified and granted under the Employee Stock Option Plan of 2003 (the “2003 ACSOP”). All options have a maximum term of ten years from the date of grant and an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. Generally, options become exercisable on a cumulative basis in four equal annual increments, commencing one year after the date of grant. The compensation and leadership development committee may accelerate the exercisability of any options subject to such terms and conditions as it deems necessary and appropriate. If a participant retires, all options (a) vested at the time of retirement may be exercised for a period of two years following retirement and (b) unvested at the time of retirement may be exercised as they become vested under the regular vesting schedule for a period of five years from the date of grant, but in each case not after their stated expiration date. Retirement shall be reached when a participant’s employment terminates and at the time of such termination the sum of the participant’s age and years of service with the Company equals or exceeds 75 years. In the event of a change in control, as defined in the 2003 ACSOP and summarized below under “Employment Contracts, Termination of Employment and Change in Control Arrangements,” all outstanding options will immediately become fully vested. In certain circumstances, outstanding stock option awards may become options to purchase shares of the acquiring corporation, and in certain other circumstances, outstanding stock option awards may be cancelled in exchange for a cash payment.

(2)	The dollar amounts in these columns assume that the market price per share of Common Stock appreciates in value from the date of grant to the expiration date of the option at the annualized rates indicated. These rates are set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

Stock Option Exercises and Fiscal Year-End Option Values

The table below sets forth certain information with respect to the exercise of options during the fiscal year ended September 30, 2005 by the named executive officers and the fiscal year-end value of unexercised in-the-money options held by such officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End (1) ($) Exercisable/ Unexercisable
Carol L. Bernick	0	$0	225,000/150,250	$3,484,630/638,861
Howard B. Bernick	0	$0	572,375/295,125	$8,422,943/1,157,226
William J. Cernugel	19,500	$469,981	49,125/36,375	$501,405/142,205
V. James Marino	13,125	$462,354	62,875/58,125	$542,112/193,893
Michael H. Renzulli	0	$0	245,375/132,375	$3,496,244/520,442

(1)	Based on the respective average of the high and low trading price of Common Stock ($44.40 per share) on September 30, 2005, the last trading day of the fiscal year.

Long-Term Incentive Awards

The table below sets forth certain information with respect to the grant of performance units under the SVIP during the fiscal year ended September 30, 2005 to the named executive officers.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
	Number of Shares, Units or Other Rights (#) (1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name			Threshold ($)	Target ($)	Maximum ($)
Carol L. Bernick	325	3 years	$81,250	$325,000	$650,000
Howard B. Bernick	775	3 years	$193,750	$775,000	$1,550,000
William J. Cernugel	115	3 years	$28,750	$115,000	$230,000
V. James Marino	200	3 years	$50,000	$200,000	$400,000
Michael H. Renzulli	400	3 years	$100,000	$400,000	$800,000

(1)	Awards under the SVIP are made in the form of performance units, each unit having a payout value of $250 if the threshold performance level is attained, $1,000 if the target performance level is attained and $2,000 if the maximum performance level is attained. Units will have no value if the threshold performance level is not attained. In the event of a change in control, payouts of awards may be reduced (but not below zero) under certain circumstances, so as not to constitute “excess parachute payments” within the meaning of the Internal Revenue Code (the “Code”).

Performance units were granted at the beginning of fiscal year 2005 for the three-year performance period ending September 30, 2007. At the time the performance units were granted, the compensation and leadership development committee established objectives for such three-year performance period based on the percentile ranking of the total shareholder return of the Common Stock among the total shareholder returns of the companies comprising the Standard & Poor’s 500 Index. Participants may elect to receive cash or all or a portion of their award, less applicable withholding taxes, in Common Stock. Participants owning shares of Common Stock having a dollar value below the ownership guidelines established by the compensation and leadership development committee will be required to take at least 50% of their award, less applicable withholding taxes, in Common Stock. For grants made after April 28, 2005, participants owning shares of Common Stock having a dollar value below the ownership guidelines established by the compensation and leadership development committee will be required to take 100% of their award, less applicable withholding taxes, in Common Stock. In the event of a change in control, as defined in the SVIP and summarized below under “Employment Contracts, Termination of Employment and Change in Control Arrangements,” all or a pro-rata portion of the outstanding performance units, based on the number of fiscal years of each performance period that have elapsed and the total shareholder return for the Common Stock as of the date of the change in control compared to the total shareholder return of the companies comprising the index chosen for each such performance period by the compensation and leadership development committee from among those indexes specified in the SVIP (“Applicable Index”) as of the end of the last quarter for which such information is available, will become payable in cash within 30 days following such change in control, subject to any reduction of such payment pursuant to the preceding paragraph. If at least six full calendar months of any fiscal year have elapsed, the entire fiscal year shall be deemed to have elapsed.

No payout will be made if the Company’s total shareholder return compared to the total shareholder return of companies comprising the Applicable Index would rank it at less than the 40th percentile. The compensation and leadership development committee may reduce or eliminate any award otherwise payable if the Company’s total shareholder return for the applicable performance period is negative.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Company’s named executive officers are parties to severance agreements which provide payments and benefits if such officer’s employment with the Company terminates under the circumstances set forth in their severance agreement within two years after a change in control, as defined in the agreement and summarized below. The severance agreement for each named executive officer provides for a payment in the amount which, when added to any other payments subject to the limitation set forth in Section 280G of the Code, is 2.99 times such officer’s “base amount” as such term is defined in Section 280G(b)(3) of the Code. Such payment shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by such officer upon termination of employment under any other severance plan or arrangement of the Company. The severance agreements provide for continuation of such officer’s health, life, disability and similar insurance benefits for up to a three-year period. These agreements also provide for payment to the named executive officer of accrued salary and vacation pay, and of all amounts which he or she would otherwise be eligible to receive under the Company’s incentive plans applicable to the fiscal year in which the termination occurs. The amounts payable to such an officer under each severance agreement may be reduced so as to not exceed the limitation on tax deductibility of such payments set forth in Section 280G of the Code.

All outstanding options granted to named executive officers under the 2003 ACSOP and Employee Stock Option Plan of 1988 (the “1988 ACSOP”) will immediately become fully vested upon the occurrence of a change in control, as defined in the 2003 ACSOP and 1988 ACSOP and summarized below. In certain circumstances, outstanding stock option awards may become options to purchase shares of the acquiring corporation and in certain other circumstances, outstanding stock option awards may be canceled in exchange for a cash payment. In addition, the payment of awards under the Management Incentive Plan (“MIP”) and the SVIP will be accelerated, and all or a pro-rata portion of each such award will become payable as provided in such plans, upon the occurrence of a change in control, as defined in such plans and summarized below. Under certain circumstances, awards paid pursuant to grants made under the SVIP may be reduced. See “Long-Term Incentive Awards.”

The definition of a change in control is the same for the 2003 ACSOP, 1988 ACSOP, SVIP, Management Incentive Plan (“MIP”), 2003 Director Plan, 1994 Director Plan, the 2003 Restricted Stock

Plan (the “2003 RSP”) and the 1994 Restricted Stock Plan (“1994 RSP”) and, except as provided in (iii) of this paragraph, the severance agreements. Generally, a change in control is defined as the occurrence of any of the following: (i) the acquisition by any individual, entity or group of both 20% or more of the combined voting power of the outstanding voting securities of the Company and combined voting power in excess of the combined voting power held by the Exempt Persons, as defined below, (ii) the cessation of the individuals who comprise the Incumbent Board, as defined below, to constitute a majority of the board of directors of the Company, (iii) except as provided in the next sentence, the consummation (but in the case of the severance agreements, upon approval by stockholders) of any merger, reorganization, consolidation or sale or other disposition (other than a tax-free spin-off of a subsidiary or other business unit of the Company) of all or substantially all of the assets of the Company (collectively, a “Fundamental Change”) or (iv) the approval by the stockholders of the Company of the complete liquidation or dissolution of the Company. A Fundamental Change will not be a change in control if (a) immediately after such Fundamental Change more than 60% of the combined voting power of the then outstanding voting securities of the resulting corporation or the Company, as the case may be, is then owned by all or substantially all of the individuals and entities who were the owners of the combined voting power of the outstanding voting securities of the Company immediately prior to such Fundamental Change and (b) a majority of the members of the board of directors of the resulting or acquiring corporation, as the case may be, were members of the Incumbent Board at the time of the execution of the initial agreement or action of the board of directors of the Company providing for such Fundamental Change.

A change in control will not be deemed to occur through the acquisition of voting securities of the Company if they were acquired (i) by an Exempt Person, an employee benefit plan or trust sponsored or maintained by the Company or any corporation controlled by the Company or (ii) through an exercise, conversion or exchange privilege acquired directly from the Company. In addition, a change in control will not be deemed to occur if such change in control resulted from the Company acquiring its own voting securities. Exempt Persons are defined as: (i) Mr. and Mrs. Lavin, their descendants and spouses of their descendants, and (ii) any estate of any such individuals or any trust or similar arrangement or charitable organization established by or for the benefit of any such individuals. Incumbent Board is defined as those individuals who comprised the board of directors of the Company as of October 24, 2002 and any individual who becomes a director subsequent to such date whose election or nomination was approved by either a majority of the Incumbent Board or at least a majority of the combined voting power held by the Exempt Persons.

Key Executive Deferred Compensation Agreements

Upon retiring on or after reaching retirement age, each of the named executive officers, except Mr. Marino, will be entitled to receive the amount of compensation as set forth in his or her key executive deferred compensation agreement payable in equal monthly installments. On January 13, 2005, these agreements were amended so that the retirement age will be reached when the sum of such executive officer’s years of service as an employee of the Company and such executive officer’s age equals or exceeds 75. Under this revised definition of retirement, Mr. Bernick, Mrs. Bernick, Mr. Cernugel, and Mr. Renzulli have reached their retirement age. Upon retirement, Mr. Bernick, Mrs. Bernick, Mr. Cernugel, and Mr. Renzulli will be entitled to receive $300,000, $200,000, $75,000, and $150,000 per year, respectively, over a 15-year period. In the event the executive dies after reaching his or her retirement age but before termination of employment with the Company, the individual(s) designated by such executive will be entitled to 100% of the deceased executive’s deferred benefit.

Payments are conditioned upon the named executive officer rendering such reasonable business consulting and advisory services to the Company or any subsidiary as the Chief Executive Officer deems desirable. No executive will be obligated to provide more than eight hours of consulting and advisory services a month without additional compensation. If the executive commits an act of disloyalty, as defined in the key executive deferred compensation agreements, to the Company or any of its subsidiaries, the executive shall have no right to receive any payments under these agreements. The obligations of the Company under these agreements are unfunded and unsecured promises to pay. The Company has purchased insurance policies in the name of the Company covering the life of each named executive officer who has an executive deferred compensation agreement.

Executive Deferred Compensation Plan

The named executive officers may also participate in the Executive Deferred Compensation Plan (“EDCP”). Eligible employees may elect to defer all or a portion of their salary and commissions, less amounts withheld therefrom. Such compensation may be deferred for any period of time, but not less than three years, and can be paid out to the employee in a lump sum payment or annually over any period not to exceed ten years. The compensation and leadership development committee determines the rate of interest earned on money deferred under the plan, and may change that rate as it deems appropriate. Such rate is currently 4% per annum and will be raised to 5% per annum effective January 1, 2006. Under certain circumstances, employees who are unable to receive the maximum Company matching contribution they would have otherwise received (the “Maximum Match”) under the Alberto-Culver or Sally Beauty 401(k) Savings Plans because of limitations under the Code, will be credited in this plan with an amount equal to the difference between the Maximum Match and the amount of the matching contribution such employee actually received in such 401(k) plan. The obligations of the Company under the EDCP are unfunded and unsecured promises to pay.

Effective January 1, 2004, the EDCP was amended to permit the deferral of bonuses, in addition to salary and commissions, less amounts withheld therefrom. In addition, as provided in the following sentence, the Company will credit the EDCP for compensation, including bonuses, that cannot be taken into account under the Code because such compensation exceeds the limit established under Section 401(a)(17) of the Code (“Non-Qualified Compensation”). For those employees who receive Non-Qualified Compensation, such employees will be credited in the EDCP with an amount equal to the matching contributions and employer contributions such employee would have received under the applicable 401(k) Plan and Employee Profit Sharing Plan, respectively, had such Non-Qualified Compensation been taken into account, over the amounts actually contributed by the Company in those plans. In addition, each named executive officer shall receive an additional annual credit equal to the amount of the credit received in the preceding sentence. Commencing in 2004, these additional credits shall be made each year for every three full years of employment with the Company as of December 31, 2003, for up to a maximum of five credits.

Equity Compensation Plan Information

The table below sets forth certain information with respect to equity compensation plans whereby Common Stock may be issued as of September 30, 2005.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders (1)	6,486,753	$32.79	5,312,468
Equity Compensation Plans Not Approved by Security Holders (2)	0	$0	139,861
Total	6,486,753	$32.79	5,452,329

(1)	The securities reflected in column (a) include the number of shares that may be issued upon the exercise of outstanding options under the 2003 ACSOP, 1988 ACSOP, 2003 Director Plan and 1994 Director Plan. The securities reflected in column (a) do not include 167,654 shares of Common Stock that have been issued under the 1994 RSP and 2003 RSP, but have not yet vested. The securities reflected in column (c) include the number of shares remaining available to issue under the 2003 ACSOP, 2003 Director Plan and the 2003 RSP. Under the 2003 ACSOP and 2003 Director Plan, shares subject to options which terminate, are surrendered or expire unexercised may subsequently be used to grant additional options. In addition, under the 2003 ACSOP, any shares withheld to pay taxes may be used to grant additional options. Pursuant to the 2003 RSP, any unvested shares that are reacquired by the Company and shares withheld to pay taxes may be used to grant additional restricted stock. No more options may be granted under the 1988 ACSOP and 1994 Director Plan and no shares of restricted stock may be issued under the 1994 RSP without the approval of shareholders.

(2)	Column (a) does not include 9,434 shares of Common Stock that have been issued under the Management Bonus Plan but have not yet vested.

Management Bonus Plan

The Management Bonus Plan (the “MBP”) is a bonus plan for certain middle managers of the Company who are in a position to make substantial contributions to the overall management, growth and success of the Company. No executive officers participate in the MBP. The MBP is a non-shareholder approved plan.

Employees chosen to be in the MBP may elect to take their entire bonus in cash, 50% in cash and 50% in Common Stock, all in Common Stock, or defer 100%. Employees electing a stock bonus will receive Common Stock valued at one-and-one-half times the amount of what their normal cash bonus entitlement would have been. Shares granted pursuant to the MBP will be held by the Company for three years following the close of the fiscal year for which the bonus award was granted and will not vest until such three-year period has been completed. During this three-year period, employees may vote the Common Stock and will receive quarterly dividends, but have no dispositive rights. Subject to the following sentence, should an employee be terminated for any reason other than cause before his or her shares have vested, such employee will receive the equivalent of the cash bonus he or she would have received had such employee not elected to take stock and the shares will be cancelled. In the event of a change in control as defined in the MIP and summarized above under “Employment Contracts, Termination of Employment and Change in Control Arrangements”, all unvested shares granted pursuant to the MBP shall immediately become fully vested and unrestricted.

Compensation and Leadership Development Committee Report

The compensation and leadership development committee is composed of Robert H. Rock, Chairman, A. G. Atwater, Jr., James G. Brocksmith, Jr., Jim Edgar and Sam J. Susser. The compensation and leadership development committee, among other things, (i) reviews and approves corporate goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives, (ii) determines and approves the CEO’s compensation level based on this evaluation, (iii) approves compensation of other executive officers, (iv) reviews and recommends to the Board equity based incentive compensation plans in which executive officers participate, (v) prepares this compensation and leadership development committee report, and (vi) assures management development and succession planning.

The Company’s objectives for its executive officer compensation program are:

•	To attract, motivate and retain highly qualified individuals.

•	To link the interests of executive officers closely with those of the Company’s stockholders.

•	To increase the personal stake of the executive officers in the continued success and growth of the Company by linking a significant portion of executive officers’ compensation to the performance of the Company.

In order to achieve these objectives, compensation of executive officers for the last fiscal year was comprised principally of four components: base salary, annual bonus, long-term incentive compensation which includes stock options and Shareholder Value Incentive Plan (“SVIP”) performance units, and retirement compensation.

Base Salary

Base salaries of executive officers are generally reviewed annually by the compensation and leadership development committee and adjusted at the discretion of the committee. The factors used in determining an executive officer’s base salary are the duties and level of responsibility of the executive officer, the past performance of the executive officer, the performance of the executive officer’s principal business unit, if any, studies of positions at comparable businesses, the performance of the Company and the recommendations of senior management. The compensation and leadership development committee exercises its judgment in making a determination of the impact which each of these factors has on setting the executive officers’ salaries.

Annual Bonus

Annual bonuses for executive officers are awarded pursuant to the Management Incentive Plan (“MIP”). The primary objective of the MIP is to strongly link incentive awards to measurable performance and provide higher rewards for exceptional performance.

For fiscal year 2005, executive officers’ bonus award opportunities were allocated among one or more of the following criteria: (i) sales of the Company, a subsidiary or a division; (ii) operating earnings of the Company, a subsidiary or a division; (iii) except for the named executive officers, individual business objectives. The compensation and leadership development committee may modify the above criteria during the plan year as deemed appropriate, but may not modify these criteria for the named executive officers so as to increase the award payable to such persons.

Actual bonus awards can range from 0% to 200% of an executive officer’s base salary depending on the level of performance achieved. The compensation and leadership development committee may increase or decrease an individual award to a participant, other than the named executive officers, by up to 35% of such participant’s base salary based upon such factors and circumstances as the compensation and leadership development committee deems appropriate, but not to exceed 200% of such participant’s base salary. The named executive officers’ fiscal year 2005 annual incentive awards under the MIP were formula based and reflected record sales and record operating earnings performance in fiscal year 2005 for the Company and its Sally Beauty and Alberto-Culver Consumer Products Worldwide units. Effective January 1, 2004, the definition of retirement under the MIP was amended so that retirement will be reached when a participant’s employment terminates and at the time of such termination the sum of the participant’s age and years of service with the Company equals or exceeds 75 years (the “Rule of 75”). If an executive officer retires prior to the payment of his bonus award, the compensation and leadership development committee has the discretion to give such officer a portion of such award otherwise payable for that fiscal year.

Long-Term Incentive Compensation

The Company’s long-term incentive compensation program consists of grants of stock options under the Employee Stock Option Plan of 2003 (“2003 ACSOP”) and performance units under the SVIP.

Non-qualified stock options were granted to executive officers under the 2003 ACSOP. Options were granted on October 1, 2004 and October 27, 2004 for a term of ten years with an option exercise price equal to the fair market value of a share of Common Stock on the date of grant. One-fourth of the stock options granted became exercisable one year from the date of grant, with the remaining options becoming exercisable in annual increments of one-fourth of the option shares each year thereafter. Effective January 1, 2004, the 2003 ACSOP and the Employee Stock Option Plan of 1988 were amended to provide that if a participant retires, all options (a) vested at the time of retirement may be exercised for a period of two years following retirement and (b) unvested at the time of retirement may be exercised as they become vested under the regular vesting schedule for a period of five years following the date of grant. The definition of retirement was amended to the Rule of 75.

Executive officers were also granted performance units pursuant to the SVIP. Each performance unit has a payout value of $250 if the threshold performance level is attained, $1,000 if the target performance level is attained and $2,000 if the maximum performance level is attained. For grants made during fiscal year 2005, the threshold, target and maximum performance levels are attained when the total shareholder return on Common Stock meets or exceeds the total shareholder return of 40%, 60% and 80%, respectively, of the companies in the Applicable Index over a three-year performance period. Under certain circumstances, such awards will be paid in Common Stock. See “Long-Term Incentive Awards.” Units will have no value if the threshold performance level is not attained for a given performance period. The compensation and leadership development committee may reduce or eliminate any award otherwise payable if the Company’s total shareholder return for the applicable performance period is negative. Effective January 1, 2004, the definition of retirement under the SVIP was amended to the Rule of 75. An executive officer who retires with outstanding SVIP grants will receive a pro-rated payout based upon the number of months such officer was employed during the applicable three-year performance period.

At the time fiscal year 2005 performance units were granted, the compensation and leadership development committee, based on the recommendations of management and in consultation with the Company’s outside compensation consultants, established objectives for the three-year performance period, October 1, 2004 through September 30, 2007, based on the percentile ranking of Common Stock measured by total shareholder return among companies comprising the Standard & Poor’s 500 Index, the selected Applicable Index. For the three-year performance period ended September 30, 2005, the total shareholder return on the Company’s Common Stock was 37.01%, placing it in the 31.7th percentile of the Standard & Poor’s 500 Index with no corresponding payout per unit.

Decisions with respect to grants of performance units to executive officers were made based on formulae proposed by the Company’s outside compensation consultants and reviewed and approved by the compensation and leadership development committee. Under these formulae, executive officers received performance units having a value equal to a percentage of his or her base salary. Performance units granted were then adjusted for certain executive officers based on the same factors used for determining base salary. The number of stock options granted was determined by the compensation and leadership development committee based on the same factors for determining base salary.

In fiscal year 1997, the compensation and leadership development committee established stock ownership guidelines for all SVIP participants. The Chairman and the Chief Executive Officer have guidelines of at least five times, and the other named executive officers have guidelines of at least three times, the amount of their annual base salary to be invested in Common Stock of the Company. Participants have five years from the time of first becoming a participant in the SVIP to achieve these stock ownership guidelines. In addition, the compensation and leadership development committee established stock ownership guidelines for outside directors in fiscal year 1997. The guideline for outside directors is to have at least $100,000 invested in the Common Stock of the Company within five years of their initial election to the board of directors.

Retirement Compensation

Pursuant to a study of total executive compensation conducted by an outside consulting firm in 2003, the compensation and leadership development committee determined that the retirement compensation provided to executive officers was substantially below market rate. Therefore, the compensation and leadership development committee decided, effective January 1, 2004, to amend the Executive Deferred Compensation Plan (“EDCP”), Employees Profit Sharing Plan (the “Profit Sharing Plan”), and the Company’s 401(k) Savings Plans (the “401(k) Plans”) to include bonuses, in addition to salary and commissions, in the calculation of employee deferrals and Company contributions for these plans. In addition, as provided below, the EDCP was amended so that the Company will credit the EDCP for compensation that cannot be taken into account under the Internal Revenue Code (the “Code”) because such compensation exceeds the limit established for qualified plans under Section 401(a)(17) of the Code (“Non-Qualified Compensation”). Included in Non-Qualified Compensation is the amount paid to executive officers under the MIP. For those executive officers who receive Non-Qualified Compensation, such officers will be credited in the EDCP an amount equal to the matching contributions and employer contributions such officer would have received under the Company’s 401(k) Plans and Profit Sharing Plan, respectively, had such Non-Qualified Compensation been taken into account, over the amounts actually contributed by the Company to the executive officer’s 401(k) Plan and Profit Sharing Plan accounts. In addition, each executive officer shall receive an additional annual credit equal to the amount of the credit received in the preceding sentence. Commencing in 2004, these additional credits shall be made each year for every three full years of employment with the Company as of December 31, 2003, for up to a maximum of five credits.

Upon retiring on or after reaching retirement age, each of the named executive officers, except Mr. Marino, will be entitled to receive the amount of compensation as set forth in his or her key executive deferred compensation agreement payable in equal monthly installments. On January 13, 2005, these agreements were amended so that the retirement age will be reached when the sum of such executive officer’s years of service as an employee of the Company and such executive officer’s age equals or exceeds 75. Under this revised definition of retirement, Mr. Bernick, Mrs. Bernick, Mr. Cernugel, and Mr. Renzulli have reached their retirement age. Upon retirement, Mr. Bernick, Mrs. Bernick, Mr. Cernugel, and Mr. Renzulli will be entitled to receive $300,000, $200,000, $75,000, and $150,000 per year, respectively, over a 15-year period. In the event the executive dies after reaching his or her retirement age but before termination of employment with the Company, the individual(s) designated by such executive will be entitled to 100% of the deceased executive’s deferred benefit.

Chief Executive Officer Compensation

Howard B. Bernick’s fiscal year 2005 total compensation was established considering competitive market comparisons, Company performance, which included record results in each of sales, pre-tax earnings, operating earnings, net earnings and earnings per share for the fourteenth consecutive year, and the executive compensation philosophy established by the compensation and leadership development committee. This philosophy targets total compensation at competitive levels and provides significant performance-based variable compensation opportunities.

Mr. Bernick’s fiscal year 2005 annual incentive award under the MIP was formula based and reflected record sales and record operating earnings performance. Mr. Bernick elected not to take the full bonus awarded to him by the compensation and leadership development committee. His bonus was reduced by approximately 10% of his base salary.

The number of performance units granted to Mr. Bernick was based on formulae proposed by the Company’s outside compensation consultants and reviewed and approved by the compensation and leadership development committee. Under this formula, Mr. Bernick’s grant of performance units was equal to a percentage of his base salary. The number of stock options granted to Mr. Bernick was determined by the compensation and leadership development committee based on the same factors for determining base salary. Finally, Mr. Bernick’s retirement compensation was determined in accordance with the EDCP and his key executive deferred compensation agreement as described above. Mr. Bernick is also entitled to retirement benefits available to eligible Company employees under its qualified plans.

Deductibility of Compensation

As part of the Omnibus Budget Reconciliation Act passed by Congress in 1993, the Code was amended to add Section 162(m) which limits the deductibility for federal income tax purposes of compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company. Under Section 162(m), compensation paid to each of these officers in excess of $1.0 million per year is deductible by the Company only if it is “performance-based.”

It is the Company’s policy to take into account the deductibility for federal income tax purposes of the compensation paid to its executive officers. The Company believes that all bonuses and awards paid to executive officers under the MIP and SVIP, respectively, will be tax deductible and that any compensation generated upon the exercise of non-qualified stock options granted under the 2003 ACSOP and 1988 ACSOP will be tax deductible by the Company.

Compensation and Leadership Development

Committee Members

    Robert H. Rock, Chairman

    A. G. Atwater, Jr.

    James G. Brocksmith, Jr.

    Jim Edgar

    Sam J. Susser

Audit Committee Report

The primary purpose of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities for (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditors. In this context, the audit committee has met with management (including the Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Audit) and KPMG LLP, the Company’s independent registered public accounting firm (“Independent Auditors”). Audit committee members have also met alone in private session.

The audit committee held meetings with the Company’s Vice President of Corporate Audit and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reports.

The audit committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees) as amended by SAS No. 90 (Audit Committee Communications), the audit committee has discussed with the Independent Auditors all matters required under the foregoing standards and act.

With respect to independence, the audit committee has received from the Independent Auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence.

Based upon the reviews and discussions referred to above, the audit committee has (i) appointed KPMG LLP as the independent registered public accounting firm for the 2006 fiscal year and (ii) recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005 for filing with the Securities and Exchange Commission.

Audit Committee Members

James G. Brocksmith, Jr., Chairman

A.G. Atwater, Jr.

King Harris

John A. Miller

Sam J. Susser

Audit and Related Fees

Audit Fees

The aggregate fees incurred for KPMG LLP professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2005 and September 30, 2004 (including foreign statutory audits) and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years were $4,770,000 and $1,973,000, respectively. The increase in audit fees for fiscal year 2005 was primarily due to KPMG LLP’s audit of the Company’s internal control over financial reporting as of September 30, 2005.

Audit-Related Fees

The aggregate fees incurred for KPMG LLP assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under “Audit Fees” above for the fiscal years ended September 30, 2005 and September 30, 2004 were $71,000 and $84,000, respectively. Such fees were primarily for audits of employee benefit plans in both years.

Tax Fees

The aggregate fees incurred for KPMG LLP professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended September 30, 2005 and September 30, 2004 were $961,000 and $685,000, respectively.

All Other Fees

The aggregate fees incurred for KPMG LLP products and services, other than the services reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above for the fiscal years ended September 30, 2005 and September 30, 2004 were $13,000 and $51,000, respectively. These fees were incurred in fiscal year 2005 for professional services in connection with the filing of statutory financial statements related to the liquidation of certain foreign entities and in fiscal year 2004 for services rendered for advice and consultation regarding compliance under Section 404 of the Sarbanes-Oxley Act of 2002.

The audit committee’s policy is to pre-approve all permissible audit and non-audit services provided by the Company’s independent auditors. On an annual basis, the audit committee will review and provide pre-approval for certain types of services that may be rendered by the independent auditors, together with a budget for the applicable fiscal year. This pre-approval is detailed as to the particular services to be provided in compliance with applicable Securities and Exchange Commission guidance. The audit committee also requires the pre-approval of any fees that are in excess of the amount budgeted by the audit committee.

During the year, circumstances may arise when it may become necessary to pre-approve services prior to an audit committee meeting. The audit committee has delegated pre-approval authority to the Chairman of the audit committee in those instances when pre-approval is needed prior to a scheduled audit committee meeting. The Chairman of the audit committee is required to report on such pre-approvals at the next scheduled audit committee meeting.

In those situations where estimated fees are less than $25,000, the Chief Financial Officer may authorize payments of fees in a calendar quarter of up to $25,000 in the aggregate for those types of services that the audit committee has pre-approved for the applicable fiscal year. The Chief Financial Officer is responsible for reporting any such payments at the next scheduled audit committee meeting. Any type of service that has not been pre-approved by the audit committee will require specific pre-approval by the audit committee.

The Company’s audit committee reviewed and approved the non-audit services rendered by KPMG LLP to the Company during fiscal year 2005 and concluded such services were compatible with maintaining KPMG LLP’s independence.

Performance Graph

The following graph compares the cumulative total shareholder return on the Company’s Common Stock, the Standard & Poor’s 500 Index, and a selected peer group of companies for the last five fiscal years. The selected peer group consists of Avon Products, Inc.; Church & Dwight Co., Inc.; The Clorox Company; Claire’s Stores, Inc.; Dollar General Corporation; The Estee Lauder Companies; Family Dollar Stores, Inc.; Linens ‘N Things, Inc.; McCormick & Company, Incorporated; Michaels Stores, Inc.; Payless Shoesource, Inc.; Playtex Products, Inc.; Regis Corporation; and Revlon, Inc.

For the purpose of calculating the peer group average, the cumulative total shareholder returns of each company have been weighted according to its stock market capitalization at the beginning of the fiscal year. The graph assumes $100 was invested on September 30, 2000 and that all dividends were reinvested.

	2000	2001	2002	2003	2004	2005
Alberto-Culver	$100	136	173	209	233	243
S&P 500 Index	100	73	58	73	83	93
Peer Group	100	103	113	143	169	150

Certain Business Relationships

During fiscal year 2004, two sons of Michael H. Renzulli purchased, from an unrelated third party, a franchise to distribute salon exclusive professional products in Northern Texas (the “Franchise”) for Armstrong McCall, L.P., an affiliate of the Company. The operation of the Franchise entails periodic purchases of products from Armstrong McCall. These purchases are made on the same terms as other franchises of Armstrong McCall. The total purchases by the Franchise for fiscal year 2005 were $4,469,284.

A son of Carol Bernick and Howard Bernick is an employee of the Company and received cash compensation during fiscal year 2005 in the amount of $68,459 and a grant of stock options to purchase 800 shares of Common Stock. As an employee, he also received benefits that are available generally to employees and which provide for the same allocation of benefits between management and non-management participants.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Company. Based solely on its review of such reports received by it, the Company believes that during fiscal year 2005, its executive officers, directors and greater than 10% beneficial owners complied with all such filing requirements.

Independent Registered Public Accounting Firm

The audit committee has appointed KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2006. KPMG LLP has served the Company in this capacity since 1955. Representatives of that firm are expected to be present at the annual meeting of stockholders, with an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions presented at the meeting by stockholders.

Other Business

Management knows of no other matters which will be brought before the meeting. However, if other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters. For business to be properly brought before the meeting by a stockholder, other than stockholder proposals covered by the following paragraph, notice in proper written form must be given to the Secretary not more than 120 days and not less than 90 days in advance of the anniversary date of the immediately preceding annual meeting and otherwise be in compliance with the Company’s Bylaws.

Stockholder Proposals

Any stockholder proposals intended to be included in the Company’s 2006 proxy materials must be received by August 16, 2006 and must otherwise comply with the requirements of Rule 14a-8 of the Securities and Exchange Commission.

Cost and Method of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. The Company has engaged Morrow & Co. to assist with the solicitation of proxies for an estimated fee of $6,500 plus expenses. In addition to solicitation by mail, brokerage houses, nominees and other custodians and fiduciaries will be requested to send the proxy materials to their principals and the Company will reimburse them for their reasonable expenses.

By Order of the Board of Directors

/s/ GARY P. SCHMIDT
GARY P. SCHMIDT Secretary

0461-PS-06

December 14, 2005

Dear Benefit Plan Participant:

The Annual Meeting of Stockholders of Alberto-Culver Company (the “Company”) will be held on January 26, 2006. The record date for determining stockholders entitled to vote at the meeting was December 1, 2005.

If you are a participant in the Alberto-Culver Company Employees’ Profit Sharing Plan, the Alberto-Culver 401(k) Savings Plan and/or the Sally Beauty 401(k) Savings Plan (collectively, the “Retirement Plans”), you are the beneficial owner of the Company’s Common Stock and may instruct Prudential Bank & Trust, FSB, the trustee of each of the Retirement Plans, as to how to vote your shares.

If you are a participant in the Alberto-Culver Company Employee Stock Purchase Plan (the “ESPP”), you are the beneficial owner of the Company’s Common Stock and may instruct Computershare Limited, the recordkeeper of the ESPP, as to how to vote your shares.

The number of shares in your benefit plan(s) appears at the top of the enclosed proxy card and are identified by a suffix with the following letters: “PSP” (Alberto-Culver Company Employees’ Profit Sharing Plan), “SBK” (Sally Beauty 401(k) Savings Plan), “ACK” (Alberto-Culver 401(k) Savings Plan) or “ESP” (Alberto-Culver Company Employee Stock Purchase Plan). If you are the registered shareholder of Common Stock outside of the Plans, these shares will be identified on your proxy card by the suffix “ACV”.

Please read the enclosed Notice of Meeting and Proxy Statement carefully. The Board of Directors recommends a vote FOR all of the proposals set forth in the Proxy Statement. Please mark your choices, sign the enclosed proxy card and return the card in the enclosed postage-paid envelope to the Company’s transfer agent, Computershare, Proxy Department, P.O. Box 8078, Edison, NJ 08818-9350 so that the card is received before January 5, 2006.

The trustee of the Retirement Plans and the recordkeeper for the ESPP will have the voting instructions of participants in the plans tabulated and will vote the shares of the participants by submitting a final proxy card for inclusion in the tally at the Annual Meeting of Stockholders.

Sincerely,

/s/    Kent E. Madlinger

Kent E. Madlinger

Director, Compensation and Benefits

0461-EBP-06

DETACH HERE	ZALB22

PROXY

ALBERTO-CULVER COMPANY

Annual Meeting, January 26, 2006

Proxy Solicited by the Board of Directors

The undersigned hereby appoints WILLIAM J. CERNUGEL, GARY P. SCHMIDT and PAUL W. HOELSCHER, each with power of substitution, to vote all shares which the undersigned stockholder would be entitled to vote if personally present and, if applicable, hereby directs (i) the trustee of each of the Alberto-Culver Company Employees’ Profit-Sharing Plan, the Alberto-Culver 401(k) Savings Plan and the Sally Beauty 401(k) Savings Plan and (ii) the recordkeeper of the Alberto-Culver Company Employee Stock Purchase Plan, to vote the shares of stock of Alberto-Culver Company allocated to the account of the undersigned which the undersigned is entitled to vote pursuant to such employee benefit plan at the Annual Meeting of Stockholders of Alberto-Culver Company to be held on January 26, 2006, and at any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR SET FORTH ON THE REVERSE SIDE.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

2525 ARMITAGE AVENUE

MELROSE PARK, IL 60160-1163

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZALB21

☒	Please mark votes as in this example.	0461

                                         The Board of Directors recommends a vote FOR the following Proposal.

1.	Election of directors			2.	In the discretion of the board of directors, on any other matters that
	Nominees:	(01) Carol L. Bernick, (02) Jim Edgar,			may properly come before the meeting.
(03) Leonard H. Lavin, and (04) Robert H. Rock

		FOR ALL NOMINEES ☐ ☐	WITHHELD FROM ALL NOMINEES

☐
For all nominee(s) except as written above
					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign below exactly as your name (or names) appear on this proxy. Persons signing as executors, administrators, trustees, guardians or attorneys should so indicate when signing. Where there is more than one owner, each must sign. Please return this proxy to Computershare, Proxy Department, PO Box 8078, Edison, NJ 08818-9350.

Signature:	Date: Signature: Date: